Exhibit 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Reports

Fourth Quarter and Year Ended

December 31, 2011, Financial and

Operating Results

FFO Per Share Diluted of $1.10 for 4Q11 and $4.38 for 2011

EPS Diluted of $0.44 for 4Q11 and $1.73 for 2011

Highest Quarter and Year of Leasing Activity

PASADENA, CA. – February 7, 2012 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the fourth quarter and year ended December 31, 2011.

RESULTS

Funds from operations

FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three months ended December 31, 2011, was $67.8 million, or $1.10 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders before loss on early extinguishment of debt for the three months ended December 31, 2010, of $60.8 million, or $1.11 per share (diluted). FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders before loss on early extinguishment of debt and non-cash impairment charge for the year ended December 31, 2011, was $266.0 million, or $4.50 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders before loss on early extinguishment of debt for the year ended December 31, 2010, of $224.5 million, or $4.40 per share (diluted).

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(dollars in thousands, except per share amounts)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$67,804	$58,474	$258,635	$179,764
Loss on early extinguishment of debt	–	2,372	6,485	45,168
Non-cash impairment charge	–	–	994	–
Impact of unvested restricted stock awards	–	(20)	(69)	(394)
FFO (diluted), as adjusted	$67,804	$60,826	$266,045	$224,538

FFO per share (diluted), as adjusted	$1.10	$1.11	$4.50	$4.40
FFO per share (diluted)	$1.10	$1.07	$4.38	$3.52

Common dividends declared	$0.49	$0.45	$1.86	$1.50
Dividend payout ratio	45%	41%	42%	34%

Adjusted funds from operations

AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three months ended December 31, 2011, was $55.4 million, or $0.90 per share (diluted), compared to AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three months ended December 31, 2010, of $56.3 million, or $1.03 per share (diluted). AFFO attributed to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2011, was $246.9 million, or $4.18 per share (diluted), compared to AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2010, of $217.7 million, or $4.50 per share (diluted).

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(dollars in thousands, except per share amounts)
AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$58,930	$56,272	$250,458	$217,724
AFFO per share (diluted)	$0.96	$1.03	$4.24	$4.50

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

(Tabular dollar amounts in thousands, except per share amounts)

Earnings per share

Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three months ended December 31, 2011, was $27.0 million, or $0.44 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three months ended December 31, 2010, of $83.2 million, or $1.52 per share (diluted).  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2011, was $102.0 million, or $1.73 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2010, of $105.9 million, or $2.19 per share (diluted).

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$26,960	$83,241	$101,973	$105,941
Diluted	$26,960	$83,243	$101,973	$105,941

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$0.44	$1.52	$1.73	$2.19
Diluted	$0.44	$1.52	$1.73	$2.19

During the year ended December 31, 2011, we recognized an aggregate loss on early extinguishment of debt of approximately $6.5 million related to the repurchase, in privately negotiated transactions, of approximately $217.1 million of certain of our 3.70% unsecured senior convertible notes (the “3.70 Unsecured Convertible Notes”) and the partial and early repayment of our 2012 unsecured bank term loan (“2012 Unsecured Bank Term Loan”).  Additionally, in September 2011, we recognized a non-cash impairment charge of approximately $1.0 million related to one property.  We sold this property to a user in October 2011 for approximately $2.9 million.

During the three months and year ended December 31, 2010, we recognized an aggregate loss on early extinguishment of debt of approximately $2.4 million related to the repurchase, in privately negotiated transactions, of approximately $82.8 million of certain of our 3.70% Unsecured Convertible Notes.  In addition, during the year ended December 31, 2010, we recognized an aggregate loss on early extinguishment of debt of approximately $42.8 million related to the retirement of approximately $239.8 million of certain of our 8.00% unsecured convertible notes.

The following table highlights certain items noted above impacting comparability of results:

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Income from continuing operations before loss on early extinguishment of debt	$35,574	$34,922	$142,720	$123,642

Loss on early extinguishment of debt	–	(2,372)	(6,485)	(45,168)
Income from continuing operations	35,574	32,550	136,235	78,474

(Loss) income from discontinued operations before non-cash impairment charge and gain on sales of real estate	(112)	8	106	1,082
Non-cash impairment charge	–	–	(994)	–
Gain on sales of real estate	–	–	–	24
(Loss) income from discontinued operations, net	(112)	8	(888)	1,106

Gain on sales of land parcels	–	59,442	46	59,442
Net income	$35,462	$92,000	$135,393	$139,022

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

(Tabular dollar amounts in thousands)

BALANCE SHEET

Investment grade ratings and credit metrics

In July 2011, we received investment grade ratings from two major rating agencies.  Receipt of our investment grade ratings was a significant milestone for the Company that we believe will provide long-term value to our stockholders.  Key strengths of our balance sheet and business which highlight our investment grade credit profile include, among others, balance sheet liquidity, diverse and credit worthy tenant base, well located properties proximate to leading research institutions, favorable lease terms, stable occupancy and cash flows, and demonstrated life science and real estate expertise.  This significant milestone broadens our access to another key source of debt capital and allows us to continue to pursue our long-term capital, investment, and operating strategies.  Issuance of investment grade unsecured notes will allow us to transition from bank debt financing to unsecured notes, from variable rate debt to fixed rate debt, and from short-term debt to long-term debt.

	Three Months Ended (1)		Year Ended
Credit Metrics	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net debt to Adjusted EBITDA	7.1x	6.9x	7.1x	7.4x
Net debt to Gross Assets at end of period	37%	39%	37%	39%
Fixed charge coverage ratio	2.7x	2.6x	2.7x	2.2x
Interest coverage ratio	3.4x	3.2x	3.4x	2.7x
Unencumbered net operating income as a percentage of total net operating income	70%	60%	69%	60%
Liquidity – unsecured line of credit availability and unrestricted cash	$1.2 billion	$0.5 billion	$1.2 billion	$0.5 billion
Non-income producing assets as a percentage of gross real estate	24%	24%	24%	24%

(1)    Represents annualized three months ended December 31, 2011 and 2010.

Unhedged variable rate debt

We expect to transition from short-term and medium-term bank debt to long-term fixed rate debt over the next several years. While this transition of bank debt is in process, we will utilize interest rate swap and/or cap agreements to reduce our interest rate risk.  In December 2011, we executed interest rate swap agreements and reduced our unhedged variable rate debt exposure from 51% as of September 30, 2011, to 21% as of December 31, 2011.  We expect to keep our unhedged variable rate debt at approximately 20% or less of our total debt.

	Year Ended
	December 31, 2011	December 31, 2010
Unhedged variable rate debt as a percentage of total debt	21%	37%
Unhedged variable rate debt	$596,720	$948,960

Debt financings

During 2011, we refinanced and extended debt maturities, significantly increasing our liquidity as of December 31, 2011.

		December 31, 2011
		Amount	Weighted Average	Date
Key Debt Financings	Maturity Date	Outstanding	Interest Rate (2)	of Loan
2017 Unsecured Bank Term Loan	1/31/2017	$600,000	1.93%	December 2011
Refinancing of a secured loan	4/20/2014	76,000	2.29%	December 2011
2016 Unsecured Bank Term Loan	6/30/2016	750,000	3.28%	June 2011
Unsecured line of credit (1)	1/31/2015	370,000	2.59%	January 2011
		$1,796,000	2.65%

(1)                  Total commitments available for borrowing aggregate $1.5 billion under our unsecured line of credit.  As of December 31, 2011, we had $1.1 billion available for borrowing under our unsecured line of credit.

(2)                  Represents the contractual interest rate as of the end of the period plus the impact of our interest rate hedge agreements.

2017 unsecured bank term loan

In December 2011, we closed a $600 million unsecured bank term loan (the “2017 Unsecured Bank Term Loan”), which matures in January 2017, assuming we exercise our sole right to extend the maturity date by one year.  The applicable margin for LIBOR borrowings under the 2017 Unsecured Bank Term Loan as of December 31, 2011, was 1.50%.  Our 2017 Unsecured Bank Term Loan may be repaid at any date prior to maturity without a prepayment penalty.  Net proceeds from the 2017 Unsecured Bank Term Loan were used to reduce outstanding borrowings on our unsecured line of credit.

Refinancing of secured loan

In December 2011, we extended the maturity date of a $76 million secured loan to April 2014.  As of December 31, 2011, the interest rate for this secured loan was 2.29%.

2016 unsecured bank term loan

In February 2011, we entered into a $250 million unsecured bank term loan.  In June 2011, we amended this $250 million unsecured bank term loan (as amended, the “2016 Unsecured Bank Term Loan”) to, among other things, increase the borrowings from $250 million to $750 million and to extend the maturity from January 2015 to June 2016, assuming we exercise our sole right to extend the maturity date by one year.  The applicable margin for the LIBOR borrowings under the 2016 Unsecured Bank Term Loan as of December 31, 2011, was 1.65%.  The 2016 Unsecured Bank Term Loan may be repaid at any date prior to maturity without a prepayment penalty.  The net proceeds from this 2016 Unsecured Bank Term Loan were used to reduce outstanding borrowings on the 2012 Unsecured Bank Term Loan (defined below) from $750 million to $250 million.  As a result of this early repayment, in the three months ended June 30, 2011, we recognized a loss on early extinguishment of debt of approximately $1.2 million related to the write-off of unamortized loan fees.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

(Tabular dollar amounts in thousands, except per square foot amounts)

Debt financings (continued)

Unsecured line of credit

In January 2011, we entered into a third amendment (the “Third Amendment”) to our second amended and restated credit agreement dated October 31, 2006, as further amended on December 1, 2006, and May 2, 2007 (the “Prior Credit Agreement,” and as amended by the Third Amendment, the “Amended Credit Agreement”), with Bank of America, N.A., as administrative agent, and certain lenders. The Third Amendment amended the Prior Credit Agreement to, among other things, increase the maximum permitted borrowings under the unsecured line of credit from $1.15 billion to $1.5 billion, plus a $750 million unsecured bank term loan (the “2012 Unsecured Bank Term Loan” and together with the unsecured line of credit, the “Unsecured Credit Facility”) and provided an accordion option to increase commitments under the Unsecured Credit Facility by up to an additional $300 million.  The applicable margin for LIBOR borrowings outstanding under our unsecured line of credit as of December 31, 2011, was 2.30%.  The applicable margin for the LIBOR borrowings under the 2012 Unsecured Bank Term Loan was not amended in the Third Amendment and was 0.70% as of December 31, 2011.

Under the Third Amendment, the maturity date for the unsecured line of credit is January 2015, assuming we exercise our sole right under the amendment to extend this maturity date twice by an additional six months after each exercise.  The maturity date of the 2012 Unsecured Bank Term Loan is October 2012.  The Third Amendment modified certain financial covenants with respect to the Unsecured Credit Facility, including the fixed charge coverage ratio, secured debt ratio, leverage ratio, and minimum book value, and added covenants relating to an unsecured leverage ratio and unsecured debt yield.

Debt repayments

During the year ended December 31, 2011, we reduced the outstanding balances of our 3.70% Unsecured Convertible Notes, 2012 Unsecured Bank Term Loan, and various secured loans.

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
		Loss on Early		Loss on Early
	Debt	Extinguishment	Debt	Extinguishment
	Repayments	of Debt	Repayments	of Debt
Repurchase of 3.70% Unsecured Convertible Notes	$–	$–	$217,133	$5,237
Repayment of 2012 Unsecured Bank Term Loan (1)	–	–	500,000	1,248
Secured loan repayments	34,060	–	55,677	–
	$34,060	$–	$772,810	$6,485

(1)            See 2016 Unsecured Bank Term Loan discussion above.

At the beginning of 2011, our strategy was to reduce a portion of our outstanding balance of the 3.70% Unsecured Convertible Notes. We were also focused on the refinancing of certain near term bank debt maturities, prior to engaging in the rating assessment process with certain rating agencies.  During the year ended December 31, 2011, we repurchased, in privately negotiated transactions, approximately $217.1 million of certain of our 3.70% Unsecured Convertible Notes for an aggregate cash price of approximately $221.4 million.  As a result of these repurchases, we recognized an aggregate loss on early extinguishment of debt of approximately $5.2 million for the year ended December 31, 2011.  We did not repurchase any of our 3.70% Unsecured Convertible Notes during the three months ended December 31, 2011.  During January 2012, we repurchased approximately $83.8 million in principal amount of our 3.70% Unsecured Convertible Notes at par, pursuant to options exercised by holders thereof under the indenture governing the notes.  We do not expect to recognize any gain or loss as a result of this repurchase.  As of February 7, 2012, approximately $1.0 million of our 3.70% Unsecured Convertible Notes remained outstanding.

Asset sales

During the year ended December 31, 2011, we sold two properties.  The net proceeds from these sales were used to reduce outstanding borrowings under our unsecured line of credit.

	Date of Sale	Sale Price	Sale Price Per Rentable Square Foot	Gain on Sale
Land parcel in San Diego, California	August 2011	$17,300	$70	$46
13-15 DeAngelo Drive, Suburbs of Boston, Massachusetts	October 2011	2,900	97	–
		$20,200	$72	$46

In August 2011, we sold a parcel of land located in San Diego, California, for approximately $17.3 million at a gain of $46,000.  The buyer is expected to construct a building with approximately 249,000 rentable square feet, representing a sale price of approximately $70 per rentable square foot.

During the three months ended September 30, 2011, 13-15 DeAngelo Drive, a vacant 30,000 rentable square foot property, located in the suburbs of Boston, Massachusetts, met the criteria for classification as “held for sale.”  This property had been occupied by a life science tenant through June 30, 2011.  Upon move out, a user of the building presented an offer for the purchase of the building in the three months ended September 30, 2011.  As a result, we recognized an impairment charge of approximately $1.0 million in the three months ended September 30, 2011, to adjust the carrying value to the estimated fair value less costs to sell.  In October 2011, we sold 13-15 DeAngelo Drive to that user for approximately $2.9 million, representing a sale price of approximately $97 per rentable square foot.

Follow-on common stock offering

In May 2011, we completed a follow-on common stock offering to fund the purchase of 409 and 499 Illinois Street and to fund construction activities among other uses. We acquired 409 and 499 Illinois Street, a newly and partially completed world-class 453,256 rentable square foot laboratory/office development project located on a highly desirable waterfront location in Mission Bay, San Francisco, for approximately $293 million.  409 Illinois Street is a 241,659 rentable square foot tower that is 97% leased to a life science company through November 2023.  499 Illinois Street is a vacant 211,597 rentable square foot tower in shell condition for which we plan to complete the development.

	Date of Offering	Net Proceeds	Shares
Follow-on common stock offering	May 2011	$451,539	6,250,651

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

(Tabular dollar amounts in thousands)

CORE OPERATING METRICS

Total revenues, net operating income, and operating margin

Total revenues for the three months ended December 31, 2011, were $145.8 million, as compared to total revenues for the three months ended December 31, 2010, of $131.8 million.  Total revenues for the year ended December 31, 2011, were $573.4 million as compared to the total revenues for the year ended December 31, 2010, of $485.7 million.  Net operating income for the three months ended December 31, 2011, was $101.8 million, compared to net operating income for the three months ended December 31, 2010, of $95.1 million.  Net operating income for the year ended December 31, 2011, was $404.8 million, compared to net operating income for the year ended December 31, 2010 of $353.6 million.  Our operating margin for the three months ended December 31, 2011, was 70%, compared to operating margin for the three months ended December 31, 2010, of 72%.  Our operating margin for the year ended December 31, 2011, was 71%, compared to operating margin for the year ended December 31, 2010, of 73%.

Net operating income is projected to increase significantly quarter to quarter from the three months ended December 31, 2011, to the three months ended December 31, 2012, primarily related to the completion and delivery of current and future redevelopment and development projects, a significant amount of which is pre-leased.  Additionally, the increase in net operating income is also due to recent and anticipated leasing activity, and lease-up of vacant space.  See additional information related to projected net operating income for the three months ended December 31, 2012, in the guidance section of this report.  As we complete and deliver projects currently under construction, certain project costs, including interest, property taxes, and other project costs, will no longer qualify for capitalization and will be expensed as incurred.

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Rental revenues	$109,042	$99,531	$431,359	$367,184
Tenant recoveries	35,153	30,614	136,322	113,351
Other income	1,584	1,633	5,762	5,213
Total revenues	145,779	131,778	573,443	485,748

Rental operations	43,959	36,688	168,627	132,181
Net operating income	$101,820	$95,090	$404,816	$353,567
Operating margin	70%	72%	71%	73%

Leasing activity

For the three months ended December 31, 2011, we executed a total of 58 leases for approximately 1,142,000 rentable square feet at 38 different properties (excluding month-to-month leases), representing the highest level of leasing activity in a single quarter in the history of the Company.  Of this total, approximately 650,000 rentable square feet related to new or renewal leases of previously leased space (renewed/re-leased space) and approximately 492,000 rentable square feet related to developed, redeveloped, or previously vacant space.  Of the 492,000 rentable square feet, approximately 356,000 rentable square feet were related to our development or redevelopment programs, with the remaining approximately 136,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases (renewed/re-leased space) were on average approximately 4.1% lower on a cash basis and approximately 7.6% higher on a GAAP basis than rental rates for the respective expiring leases.

For the year ended December 31, 2011, we executed a total of 190 leases for approximately 3,407,000 rentable square feet at 87 different properties (excluding month-to-month leases), representing the highest level of leasing activity in a single year in the history of the Company.  Of this total, approximately 1,822,000 rentable square feet related to new or renewal leases of previously leased space (renewed/re-leased space) and approximately 1,585,000 rentable square feet related to developed, redeveloped, or previously vacant space.  Of the 1,585,000 rentable square feet, approximately 993,000 rentable square feet were related to our development or redevelopment programs, and the remaining approximately 592,000 rentable square feet were related to previously vacant space.  Rental rates for these new or renewal leases (renewed/re-leased space) were on average approximately 1.9% lower on a cash basis and approximately 4.2% higher on a GAAP basis than rental rates for the respective expiring leases.

	Three Months Ended		Year Ended
Leasing Activity	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
New or renewal of previously leased space	650,163	758,344	1,821,866	1,777,966
Development/redevelopment space leased	355,641	274,696	993,655	711,622
Previously vacant space leased	136,251	41,195	591,955	254,651
Total leasing activity	1,142,055	1,074,235	3,407,476	2,744,239

	Three Months Ended			Year Ended
Leasing Activity – New or Renewal of Previously Leased Space	December 31, 2011		December 31, 2010	December 31, 2011		December 31, 2010
Rental rate changes – cash basis	(4.1%	)	4.2%	(1.9%	)	2.0%
Rental rate changes – GAAP basis	7.6%		4.3%	4.2%		4.9%

Lease Structure	December 31, 2011	December 31, 2010
Percentage of triple net leases	95%	96%
Percentage of leases containing annual rent escalations	94%	91%
Percentage of leases providing for recapture of capital expenditures	92%	93%

Occupancy

	December 31, 2011	December 31, 2010
Operating	94.9%	94.3%
Operating and redevelopment	88.5%	88.9%

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

(Tabular dollar amounts in thousands)

Same property performance

	Three Months Ended			Year Ended
Percentage Change in Same Property NOI	December 31, 2011		December 31, 2010	December 31, 2011		December 31, 2010
Cash basis	3.1%		2.0%	4.1%		1.5%
GAAP basis	(0.5%	)	1.3%	(0.6%	)	0.4%

	Three Months Ended		Year Ended
Same Property Information	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Number of properties	135	134	127	129
Rentable square feet	10,097,201	9,875,434	9,489,070	9,426,729
Occupancy at end of current period	93.9%	93.8%	93.7%	94.6%
Occupancy at end of same period prior year	93.9%	93.8%	94.5%	95.1%

As of December 31, 2011 and 2010, we owned 173 and 167 properties, respectively. As a result of changes within our total property portfolio, our financial results included significant changes in revenue and expenses from period to period.  In order to supplement an evaluation of our results of operations over a given period, we analyze the operating performance for all properties that were fully operating for the entire periods presented separate from properties acquired subsequent to the first period presented, properties undergoing active redevelopment and active development, and corporate entities (legal entities performing general and administrative functions), which are excluded from same property results.  Additionally, rental revenues from lease termination fees, if any, are excluded from the results of the same properties.

Client tenant base

The quality, diversity, breadth, and depth of our significant relationships with our life science client tenants provide Alexandria Real Estate Equities, Inc. with solid cash flows. As of December 31, 2011, Alexandria’s multinational pharmaceutical client tenants represented approximately 26% of our annualized base rent, led by Novartis AG, Eli Lilly and Company, Roche Holding Ltd, Bristol-Myers Squibb Company, GlaxoSmithKline plc, and Pfizer Inc.; public biotechnology companies represented approximately 18% and included Amgen Inc., Gilead Sciences, Inc., Biogen Idec Inc., and Celgene Corporation; revenue-producing life science product and service companies represented approximately 22%, led by Illumina, Inc., Quest Diagnostics Incorporated, Qiagen N.V., Laboratory Corporation of America Holdings, and Monsanto Company; government agencies and renowned medical and research institutions represented approximately 16% and included Massachusetts Institute of Technology, The Scripps Research Institute, The Regents of the University of California, Fred Hutchinson Cancer Research Center, University of Washington, Sanford-Burnham Medical Research Institute, and the United States Government; private biotechnology companies represented approximately 15% and included high-quality, leading-edge companies with blue-chip venture and institutional investors, including FibroGen, Inc., Achaogen Inc., and Forma Therapeutics, Inc.; and the remaining approximately 3% consisted of traditional office tenants. Alexandria’s strong life science underwriting skills, long-term life science industry relationships, and sophisticated management with both real estate and life science operating expertise set the Company apart from all other publicly traded REITs and real estate companies.

VALUE ADDED OPPORTUNITIES AND EXTERNAL GROWTH

Development and redevelopment

During the year ended December 31, 2011, we executed leases aggregating 542,120 and 451,535 rentable square feet related to our development and redevelopment projects, respectively.  The leases aggregating 542,120 rentable square feet related to our development projects include the recent lease up of 45,255 rentable square feet at 4755 Nexus Center Drive, a recently acquired property currently undergoing redevelopment.

During the year ended December 31, 2011, we delivered approximately 58,804 rentable square feet at 455 Mission Bay Boulevard, a 210,000 rentable square foot multi-tenant ground-up development project located in the San Francisco — Mission Bay market.  This property is currently 92.4% leased.  Our stabilized yields on a cash and GAAP basis for this property were approximately 8.5% and 8.4%, respectively. Stabilized yield on cost is calculated as the quotient of net operating income and our investment in the property at stabilization (“Stabilized Yield”).

In August 2011, we completed the ground-up development of 7 Triangle Drive, a 96,626 rentable square foot single-tenant building located in the Research Triangle Park market, which is currently 100% leased as of December 31, 2011.  The Stabilized Yield on a cash and GAAP basis for this property was approximately 8.5% and 9.8%, respectively.

In October 2011, we commenced the ground up development of a 303,143 rentable square feet single tenant building for Biogen Idec, Inc. at Alexandria CenterTM at Kendall Square.  We expect to achieve a Stabilized Yield on a cash and GAAP basis for this property of 7.5% and 8.1%, respectively.

Key development and redevelopment projects completed in 2011 are as follows:

	Completion	RSF Delivered	Total Development/	Occupancy	Investment	Stabilized Yield (1)
Key Development Projects Completed in 2011	Date	In 2011	Redevelopment RSF (1)	as of 12/31/11 (2)	at Completion (1)	Cash	GAAP
455 Mission Bay Boulevard	12/2011	58,804	210,000	92.4%	$109,950	8.5%	8.4%
7 Triangle Drive	8/2011	96,626	96,626	100%	$32,511	8.5%	9.8%
400/450 East Jamie Court	9/2011	62,548	163,307	100%	$108,490	4.2%	4.3%

Key Redevelopment Projects Completed in 2011
10300 Campus Point Drive	11/2011	89,576	279,138	100%	$131,600	7.6%	7.7%
500 Arsenal Street	9/2011	48,516	48,516	100%	$24,348	6.9%	7.4%

(1)                  Represents rentable square feet, investment at completion, and Stabilized Yield of the entire development or redevelopment project.  Portions of certain projects may still be under construction.

(2)                  Represents occupancy related operating rentable square feet.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

(Tabular dollar amounts in thousands)

Acquisitions

In June 2011, we acquired 285 Bear Hill Road, a 26,270 rentable square foot office property located in the Greater Boston market, for approximately $3.9 million.  We commenced the redevelopment of this property into life science laboratory space during the three months ended December 31, 2011.  Based on our view of existing market conditions and certain assumptions, we expect to achieve a Stabilized Yield on a cash and GAAP basis for this property of approximately 8.0% and 8.6%, respectively.

In April 2011, we acquired 409 and 499 Illinois Street, a newly and partially completed world-class 453,256 rentable square foot life science laboratory development project located on a highly desirable waterfront location in Mission Bay, San Francisco, for approximately $293 million.  409 Illinois Street is a 241,659 rentable square foot tower that is 97% leased to a life science company through November 2023.  499 Illinois Street is a vacant 211,597 rentable square foot tower in shell condition for which we plan to complete the development.  Based on our view of existing market conditions and certain assumptions at the time of the acquisition, we expect to achieve a Stabilized Yield on a cash and GAAP basis for this property in the range of 6.5% to 7.0% and 7.2% to 7.6%, respectively.

During the three months ended March 31, 2011, we acquired 4755 Nexus Center Drive, a newly and partially completed 45,255 rentable square foot development project located in University Town Center, San Diego for approximately $7.4 million.  During the three months ended December 31, 2011, we leased 100% of this building to a biopharmaceutical company.  We expect to achieve a Stabilized Yield on a cash and GAAP basis for this property of 7.0% and 7.7%, respectively.

	Acquisition		Occupancy		Purchase	Stabilized Yield
Property/Market	Date	RSF	at Acquisition		Price	Cash	GAAP
285 Bear Hill Road, Greater Boston	June 2011	26,270	N/A	(1)	$3,900	8.0%	8.6%
409/499 Illinois Street, San Francisco	April 2011	453,256	100%	(2)	$293,000	6.5% - 7.0%	7.2% - 7.6%
4755 Nexus Center Drive, San Diego	March 2011	45,255	N/A	(3)	$7,400	7.0%	7.7%

(1)             Currently under redevelopment.

(2)             Approximately 234,249 rentable square feet is leased, occupied, and in service.  The remaining 219,007 rentable square feet is currently under development.

(3)             Currently under development and 100% leased.

Significant announcements

•             In October 2011, our Board of Directors elected Stephen A. Richardson as Chief Operating Officer and Regional Market Director – San Francisco.

•             In April 2011, we were awarded LEED® Platinum certification for 10300 Campus Point Drive, a property located in University Town Center in the San Diego market.

•             During the three months ended March 31, 2011, we were awarded LEED Gold certifications for four properties, 1) Alexandria Center™ for Life Science – New York City; 2) 199 E. Blaine Street, a property located in the Seattle market; 3) 1500 Owens Street, San Francisco/Mission Bay; and 4) 455 Mission Bay Blvd., San Francisco/Mission Bay.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

Earnings outlook

Based on our current view of existing market conditions and certain current assumptions, we expect our FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2012, will be as follows:

	Guidance Reported on February 7, 2012	Guidance Reported on December 7, 2011
2012 guidance
FFO per share (diluted)	$4.50 - $4.54	$4.50 - $4.54
Earnings per share (diluted)	$1.73 - $1.77	$1.85

Key assumptions
Same property net operating income growth – cash basis	3% to 5%	3% to 5%
Same property net operating income growth – GAAP basis	0% to 2%	0% to 2%
Rental rate steps on lease renewals and re-leasing of space – cash basis	Slightly negative/positive	Slightly negative/positive
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	Up to 5%	Up to 5%
Straight-line rents	$6.5 million/qtr	$6 million/qtr
Amortization of above and below market leases	$0.8 million/qtr	$0.8 million/qtr
General and administrative expenses in comparison to prior year	Up 5% to 8%	Up 5% to 8%
Capitalization of interest	$54 to $60 million	$54 to $60 million
Interest expense, net	$68 to $75 million

Net operating income, net income, and FFO for the three months ended December 31, 2011, and the three months ended December 31, 2012

Net operating income is projected to increase significantly quarter to quarter from the three months ended December 31, 2011, to the three months ended December 31, 2012, primarily related to current and future redevelopment and development projects, a significant amount which is pre-leased.  Additionally, the increase in net operating income is due to recent and anticipated leasing and lease-up of vacant space.

	Actual	Projected
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2012
	(in millions, except per share amounts)
Net operating income	$101.8	$111.0 - 113.0
General and administrative	$10.6	$10.0 - 11.0
Interest	$14.8	$20.1 - 23.1
Depreciation and amortization	$40.9	$42.6 - 47.7
Income from continuing operations	$35.6	$40.3 - 41.3
Preferred stock dividends	$7.1	$7.1
Other	$1.5	$1.0 - 1.4
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$27.0	$28.1 - 32.1
FFO	$67.8	$71.7 - 74.1
FFO per share (diluted)	$1.10	$1.16 - 1.20

Sources and uses of capital

We expect that our principal liquidity needs for the year ended December 31, 2012, will be satisfied by the following multiple sources of capital as shown in the table below. There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.

	Year Ended December 31, 2012
	(in millions)
Sources of capital
Net cash provided by operating activities less dividends	$89
Asset and land sales	112	(1)
Unsecured senior notes	TBD	(2)
Debt, equity, and joint venture capital	698
Total sources of capital	$899

Liquidity available under unsecured line of credit and cash and cash equivalents as of December 31, 2011	$1,209

Uses of capital
Development, redevelopment, and construction	$553
Acquisitions	–
Secured debt repayments	11
2012 Unsecured Bank Term Loan repayment	250
3.70% Unsecured Convertible Notes retirement	85
Total uses of capital	$899

(1)             We expect to implement a more aggressive asset disposition strategy, beyond estimated asset sales in this table, to provide capital for reinvestment into our business.

(2)             Amount and timing of issuance of unsecured notes will be subject to the debt capital market environment.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

Earnings call information

We will host a conference call on Wednesday, February 8, 2012, at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the three months and year ended December 31, 2011.  To participate in this conference call, dial (800) 510-0219 and confirmation code 46221155, shortly before 3:00 p.m. ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.are.com, in the Corporate Information section.  A replay of the call will be available for a limited time from 6:00 p.m. ET/3:00 p.m. PT on Wednesday, February 8, 2012.  The replay number is (888) 286-8010 and the confirmation code is 98479916.

Additionally, a copy of Alexandria Real Estate Equities, Inc.’s Supplemental Financial, Operating, & Property Information and this press release for the three months and year ended December 31, 2011, are available in the Corporate Information section of our website at www.are.com.

About the Company

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, and selective acquisition, redevelopment, and development of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent non-profit institutions), pharmaceutical, biotechnology, medical device, product, and service entities, and government agencies.  Alexandria’s primary business objective is to maximize stockholder value by providing its stockholders with the greatest possible total return based on a multifaceted platform of internal and external growth. Alexandria’s operating platform is based on the principle of “clustering” with assets and operations located adjacent to life science entities driving growth and technological advances within each cluster.

***********

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2012 earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, 2012 FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, net operating income, net income and FFO for the three months ended December 31, 2012, and our projected sources and uses of capital in 2012.  Our actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

(Tables follow)

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10
Revenues
Rental	$109,042	$99,531	$431,359	$367,184
Tenant recoveries	35,153	30,614	136,322	113,351
Other income	1,584	1,633	5,762	5,213
Total revenues	145,779	131,778	573,443	485,748

Expenses
Rental operations	43,959	36,688	168,627	132,181
General and administrative	10,604	8,601	41,163	34,383
Interest	14,757	17,158	63,407	69,509
Depreciation and amortization	40,885	34,409	157,526	126,033
Total expenses	110,205	96,856	430,723	362,106
Income from continuing operations before loss on early extinguishment of debt	35,574	34,922	142,720	123,642

Loss on early extinguishment of debt	–	(2,372)	(6,485)	(45,168)
Income from continuing operations	35,574	32,550	136,235	78,474

(Loss) income from discontinued operations, net	(112)	8	(888)	1,106

Gain on sales of land parcels	–	59,442	46	59,442
Net income	35,462	92,000	135,393	139,022

Net income attributable to noncontrolling interests	1,142	944	3,975	3,729
Dividends on preferred stock	7,090	7,089	28,357	28,357
Net income attributable to unvested restricted stock awards	270	726	1,088	995
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$26,960	$83,241	$101,973	$105,941

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic
Continuing operations	$0.44	$1.52	$1.75	$2.17
Discontinued operations, net	–	–	(0.02)	0.02
Earnings per share – basic	$0.44	$1.52	$1.73	$2.19

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted
Continuing operations	$0.44	$1.52	$1.75	$2.17
Discontinued operations, net	–	–	(0.02)	0.02
Earnings per share – diluted	$0.44	$1.52	$1.73	$2.19

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Investments in real estate	$6,750,975	$6,060,821
Less: accumulated depreciation	(742,535)	(616,007)
Investments in real estate, net	6,008,440	5,444,814
Cash and cash equivalents	78,539	91,232
Restricted cash	23,332	28,354
Tenant receivables	7,480	5,492
Deferred rent receivable	142,097	116,849
Deferred leasing and financing costs, net	135,550	89,046
Investments	95,777	83,899
Other assets	82,914	46,175
Total assets	$6,574,129	$5,905,861

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$724,305	$790,869
Unsecured line of credit	370,000	748,000
Unsecured bank term loans	1,600,000	750,000
Unsecured convertible notes	84,959	295,293
Accounts payable, accrued expenses, and tenant security deposits	325,393	304,257
Dividends payable	36,579	31,114
Total liabilities	3,141,236	2,919,533

Redeemable noncontrolling interests	16,034	15,920

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
Series C preferred stock	129,638	129,638
Series D cumulative convertible preferred stock	250,000	250,000
Common stock	616	550
Additional paid-in capital	3,028,558	2,566,238
Retained earnings	–	734
Accumulated other comprehensive loss	(34,511)	(18,335)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	3,374,301	2,928,825
Noncontrolling interests	42,558	41,583
Total equity	3,416,859	2,970,408
Total liabilities, noncontrolling interests, and equity	$6,574,129	$5,905,861

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Earnings per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

Earnings per Share

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders –basic	$26,960	$83,241	$101,973	$105,941
Effect of assumed conversion and dilutive securities:
Assumed conversion of 8% unsecured convertible notes	–	2	–	–
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$26,960	$83,243	$101,973	$105,941

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	61,427,495	54,865,654	59,066,812	48,375,474
Effect of assumed conversion and dilutive securities:
Assumed conversion of 8% unsecured convertible notes	–	6,047	–	–
Dilutive effect of stock options	3,939	21,709	10,798	29,566
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	61,431,434	54,893,410	59,077,610	48,405,040

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds from Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

Funds from Operations (“FFO”)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the periods below:

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$26,960	$83,241	$101,973	$105,941
Add: Depreciation and amortization	40,966	34,551	158,026	126,640
Add: Net income attributable to noncontrolling interests	1,142	944	3,975	3,729
Add: Net income attributable to unvested restricted stock	270	726	1,088	995
Subtract: Gain on sales of property	–	(59,442)	(46)	(59,466)
Subtract: FFO attributable to noncontrolling interests	(939)	(1,036)	(3,970)	(4,226)
Subtract: FFO attributable to unvested restricted stock awards	(600)	(512)	(2,432)	(1,608)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	67,799	58,472	258,614	172,005
Effect of assumed conversion and dilutive securities:
Assumed conversion of 8% unsecured convertible notes	5	2	21	7,781
Amounts attributable to unvested restricted stock awards	–	–	–	(22)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$67,804	$58,474	$258,635	$179,764

Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	61,427,495	54,865,654	59,066,812	48,375,474
Effect of assumed conversion and dilutive securities:
Assumed conversion of 8% unsecured convertible notes	6,087	6,047	6,087	2,638,422
Dilutive effect of stock options	3,939	21,709	10,798	29,566
Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	61,437,521	54,893,410	59,083,697	51,043,462

FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$1.10	$1.07	$4.38	$3.56
Diluted	$1.10	$1.07	$4.38	$3.52

See note regarding FFO on the page 15.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Adjusted Funds from Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

Adjusted funds from operations (“AFFO”)

The following table presents a reconciliation of FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders to AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders:

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$67,799	$58,472	$258,614	$172,005
Add/(deduct):
Major and recurring capital expenditures	(675)	(260)	(2,531)	(1,332)
Tenant improvements and leasing costs	(6,083)	(2,583)	(10,600)	(6,725)
Amortization of loan fees	2,551	1,999	9,300	7,892
Amortization of debt premiums/discounts	565	2,032	3,819	9,999
Amortization of acquired above and below market leases	(812)	(2,364)	(9,332)	(7,868)
Deferred rent/straight-line rent	(9,558)	(9,092)	(26,797)	(22,832)
Stock compensation	3,306	2,767	11,755	10,816
Capitalized income from development projects	537	1,486	3,973	5,688
Deferred rent/straight-line rent on ground leases	1,221	1,424	4,704	5,337
Loss on early extinguishment of debt	–	2,372	6,485	45,168
Impairment of real estate	–	–	994	–
Allocation to unvested restricted stock awards	79	19	74	(424)
AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$58,930	$56,272	$250,458	$217,724

Weighted average shares of common stock outstanding for calculating AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	61,427,495	54,865,654	59,066,812	48,375,474
Add: Dilutive effect of stock options	3,939	21,709	10,798	29,566
Weighted average shares of common stock outstanding for calculating AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	61,431,434	54,887,363	59,077,610	48,405,040

AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$0.96	$1.03	$4.24	$4.50
Diluted	$0.96	$1.03	$4.24	$4.50

See note regarding AFFO on the following page.

Non-GAAP measures

Funds from operations

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of NAREIT established the measurement tool of Funds from Operations (“FFO”).  Since its introduction, FFO has become a widely used non-GAAP financial measure among real estate investment trusts (“REITs”).  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the “White Paper”) and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs.  The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The primary reconciling item between GAAP net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is depreciation and amortization expense. Impairment write-downs of depreciable real estate are excluded from the calculation of FFO and no adjustment to net income (computed in accordance with GAAP) is made. A reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders in accordance with United States generally accepted accounting principles (“GAAP”) to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is included in the financial information accompanying this press release.  FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Adjusted funds from operations

Adjusted funds from operations (“AFFO”) is a non-GAAP financial measure we believe is a useful supplemental measure of our performance.  We compute AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders by adding to or deducting from FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders (1) recurring and non-recurring capital expenditures required to maintain and re-tenant our properties, (2) second generation tenant improvements and leasing costs on re-tenanted and renewal space (excludes redevelopment expenditures), (3) capitalized income from development projects, (4) gains or losses on early extinguishment of debt, (5) amortization of loan fees, debt premiums/discounts and acquired above and below market leases, (6) effects of deferred rent/straight-line rent and deferred rent/straight-line rent on ground leases, (7) non-cash compensation expense related to restricted stock awards, and (8) other non-cash income or charges, including impairment charges.  AFFO is not intended to represent cash flow for the period, and is only intended to provide an additional measure of performance by adjusting the effect of certain items noted above included in FFO, as well as recurring capital expenditures and leasing costs.  We believe that net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is the most directly comparable GAAP financial measure to AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders.  We also believe that AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders provides useful performance information to the investment community about our financial position as compared to other REITs since AFFO is a widely reported measure used by other REITs.  However, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.

Net operating income

Net operating income is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus loss from early extinguishment of debt, depreciation and amortization, interest expense, and general and administrative expense. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for evaluating the operating performance of our real estate assets.  Net operating income on a cash basis is net operating income on a GAAP basis, adjusted to exclude the effect of straight-line rent adjustments required by GAAP.  We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

Further, we believe net operating income is useful to investors as a performance measure because, when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.  Net operating income excludes certain components from income from continuing operations in order to provide results that are more closely related to our results of operations from our properties. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level.  In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level.  Net operating income presented by us may not be comparable to net operating income reported by other REITs that define net operating income differently.  We believe that in order to facilitate a clear understanding of our operating results, net operating income should be examined in conjunction with income from continuing operations as presented in our condensed consolidated statements of income.  Net operating income should not be considered as an alternative to income from continuing operations as an indication of our performance or as an alternative to cash flows as a measure of liquidity or our ability to make distributions.